NEITHER THIS DEBENTURE NOR THE UNDERLYING COMMON SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE CORPORATION WILL NOT TRANSFER THIS DEBENTURE, OR ANY COMMON SHARES ISSUED PURSUANT TO ITS CONVERSION PROVISION, UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH NOTE OR SHARES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR (ii) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS.



                        NEW YORK BAGEL ENTERPRISES, INC.
                             an Oklahoma corporation

                         4% CONVERTIBLE AND SUBORDINATED
                         DEBENTURE DUE DECEMBER 14, 1999



SECTION 1. TERMS. New York Bagel Enterprises, Inc., an Oklahoma corporation ("Corporation"), which term includes any successor corporation, for value received, hereby promises to pay to The Estate of Stephen Z. Plotkin, a Tennessee probate estate ("Payee"; Payee and any permitted subsequent holder[s] hereof are hereinafter referred to collectively as "Holder"), the principal sum of ONE HUNDRED FIFTEEN THOUSAND Dollars and no/cents ($115,000.00) on December 14, 1999 (the "Maturity Date"), subject to section 6 herein. Subject to Section 6 herein, interest on the outstanding principal amount shall accrue and be payable annually at the rate of 4% per annum, until paid, with the first such annual interest payment being due on December 14, 1996. Corporation shall pay Holder four (4) annual principal payments of Twenty Eight Thousand Seven Hundred Fifty Dollars and no/cents ($28,750.00) commencing December 14, 1996. If any of the principal or interest is not so paid, and at the option of Holder, or its assigns, all principal and interest shall become immediately due and payable.

SECTION 2. PAYMENTS. Payments of principal and interest shall be made in lawful money of the United States of America to Holder at the address provided to the Corporation by the Holder, as appears on this instrument below or at such other addresses as sent by Holder to the Corporation by registered US mail at least twenty (20) days before said payment date.

SECTION 3. DEFAULT. The occurrence of one or more of the following events shall constitute an event of default:

PAGE 1 - CONVERTIBLE SUBORDINATED DEBENTURE

3.1 Continued nonpayment of the interest due on this Debenture for more than thirty (30) days beyond the payment date when due.

3.2 The nonpayment of the principal of this Debenture when the same shall have become due and payable.

3.3 The entry of a decree or order by a court having jurisdiction in the premises adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Corporation under the federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, or trustee of the Corporation, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days.

3.4 The institution by the Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, or trustee of the Corporation, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation in furtherance of any such action.

3.5 Default, without a defense in the obligation of the Corporation for a material sum of borrowed money, other than this Debenture, which shall continue for a period of thirty (30) days.

3.6 The sale, or attempted sale, of substantially all of the assets of the Corporation, other than to an affiliate of the Corporation, as long as this Debenture is assumed in the same transactions.

3.7 The breach of any representation, warranty or covenant of the Corporation contained herein or in that certain Stock Purchase Agreement dated as of the date hereof by and among the Corporation, Payee and Dr. Lori Adelson.

SECTION 4. ACCELERATION; DEFAULT RATE. At the option of the Holder, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon a

PAGE 2 - CONVERTIBLE SUBORDINATED DEBENTURE default as set forth in Section 3 above. Also, upon the occurrence of any event of default as set forth herein all accrued and unpaid interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at an annual rate (the "Default Rate") equal to 15%, regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default.

SECTION 5.  SUBORDINATION.

5.1 The rights of the Holder under the terms of this Debenture shall be subordinated to:

     5.1.1 The principal of, premium, if any, other related fees and expenses and accrued and unpaid interest (whether accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation) on (i) any secured indebtedness of the Corporation for money borrowed, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed, (ii) guarantees by the Corporation of any secured indebtedness for money borrowed by any other person, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed, and (iii) any secured indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which the Corporation is responsible or liable, by guarantees or otherwise, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed;

     5.1.2 any other secured indebtedness, liability, or obligation, contingent or otherwise, of the Corporation and any guarantee, endorsement, or other contingent obligation in respect thereof, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed; and

     5.1.3 modifications, renewals, extensions, and refundings of any such indebtedness, liabilities, or obligations; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is specifically provided that such indebtedness, liabilities, or obligations or such modification, renewal, extension, or refunding thereof, or the obligations of the Corporation pursuant to such a guarantee, are not superior in right of payment to this Debenture.

5.2 In the event that the assets of the Corporation are insufficient to satisfy this Debenture and all other debentures

PAGE 3 - CONVERTIBLE SUBORDINATED DEBENTURE issued contemporaneously by the Corporation, the available assets of the Corporation shall be distributed pro rata to all such Holders based on the total principal and interest then due to each such Holder.

5.3 The rights of the Holder, under the terms of this Debenture shall be superior to any obligation due any holder of any capital stock of the Corporation arising solely out of the fact that such person is an owner of the common shares of the Corporation.

SECTION 6. RIGHT OF CONVERSION. Subject to compliance with the procedure for conversion set forth in Section 7, the Holder may convert any one or more Twenty Five Thousand Dollar and no/cents ($25,000.00) portion(s) of the principal amount due under this Debenture into such number of restricted shares of the Corporation's common stock as is computed utilizing a conversion formula (the "Conversion Price") equal to 0.69% of the Corporation's outstanding common stock (in the event the entire debenture is converted) by giving the notice specified below, which notice shall be given at least thirty (30) days prior to the Maturity Date. This right of conversion may be exercised by the Holder only twice (if not fully exercised the first time) and only during the 270 day period following ten (10) days after the Corporation's successful completion of a public offering of its common stock, if any, pursuant to the registration requirements of the Securities Act of 1933, as amended, whereby the Corporation receives offering proceeds greater than Ten Million Dollars ($10,000,000). To the extent the Holder exercises this right of conversion this Debenture shall be void and of no further effect upon the Corporation's issuance of the conversion shares, including, without limitation, the reduction or elimination of the debt due hereunder. The conversion shares shall be restricted common stock and shall be legended with all appropriate legends, including, without limitation, the following:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OF ANY STATE. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THAT ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED. A STOP ORDER HAS BEEN PLACED UPON THE TRANSFER OF THIS CERTIFICATE, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECURITIES LAW AND THE ABOVE. THE TRANSFER OF STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO SUCH RESTRICTIONS UPON TRANSFER OF THE SAME AS IS PROVIDED IN A CERTAIN LOCK-UP

PAGE 4 - CONVERTIBLE SUBORDINATED DEBENTURE

     TRANSFER OF STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO SUCH RESTRICTIONS UPON TRANSFER OF THE SAME AS IS PROVIDED IN A CERTAIN LOCK-UP AGREEMENT AND A STOP ORDER HAS BEEN PLACED UPON ITS TRANSFER SUBJECT TO COMPLIANCE WITH SUCH AGREEMENT.

SECTION 7.

     7.1 PROCEDURE FOR CONVERSION. In order to convert the debenture, in whole or in part, the Holder shall provide timely written notice of conversion to the Corporation, specifying the amount of the Debenture being converted. Such notice shall be signed by the Holder in writing and shall be in substantially the following form. If less than all of the principal due under the Debenture is converted, the Corporation shall execute and deliver to the Holder a new Debenture in the aggregate principal amount equal to the unconverted portion of the principal of the Debenture. Such replacement Debenture shall contain a notation as to the amount of accrued interest due thereon and the date from which interest shall accrue on the remaining principal amount thereof (which shall be the date of conversion).


                                 FORM OF NOTICE


New York Bagel Enterprises, Inc.
Wichita, Kansas

     The undersigned, as the Holder of a certain 4% Convertible and Subordinated Debenture dated as of December 14, 1995 (the "Debenture") issued by New York Bagel Enterprises, Inc. (the "Corporation"), hereby elects to convert the Debenture into Common Stock of the Corporation (the "Shares") at the Conversion Price (as adjusted, if applicable) as specified in the Debenture. Capitalized terms not otherwise defined herein are defined in the Debenture.

     The undersigned directs that the certificates representing the Shares be issued as follows:


      --------------------------------------------------------------------


     The parties agree that the only persons that the undersigned may direct that the Shares be issued to are either the Payee or Dr. Lori Adelson.


PAGE 5 - CONVERTIBLE SUBORDINATED DEBENTURE

          If less than all of the original principal amount of the Debenture has been converted, the undersigned directs that a new Debenture for the remaining unpaid principal amount be issued to the Holder.

          The original Debenture, marked "SURRENDERED," shall be delivered to the Corporation so marked within ten (10) days of the date of this notice, as a prerequisite for the issuance of a certificate representing the Shares.

     Seller and Heir are acquiring the Shares for their own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares. Prior to conversion pursuant to this Notice, Seller and Heir have reviewed all information provided to them by Purchaser and have had the opportunity to ask questions of and receive answers from representatives of the Purchaser concerning the Purchaser, the Shares, and this conversion, and to obtain certain additional information requested by the Seller and Heir. The Seller and Heir are sophisticated investors, and have had the full benefit of advice of competent legal counsel and certified public accountants in connection with the acquisition of the Shares and the negotiation and execution of the Debenture.

Seller and Heir understand that the Shares to be transferred herein has not been registered under the Securities Act of 1933, or under any state securities law.

Dated:

Holder:







                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]





PAGE 6 - CONVERTIBLE SUBORDINATED DEBENTURE

7.2 POST-CONVERSION COVENANT. After any conversion hereunder, the Holder shall agree to and shall execute any documents evidencing any restrictions on sale of the underlying shares required by the Corporation's Underwriters in anticipation of or as a result of an initial public offering of the Corporation's capital stock.

7.3  INVESTMENT REPRESENTATIONS.

          Seller and Heir are acquiring the Debenture and any shares upon conversion for their own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Debenture. Prior to Closing, Seller and Heir have reviewed all information provided to them by Purchaser and have had the opportunity to ask questions of and receive answers from representatives of the Purchaser concerning the Purchaser, the Debenture and any shares upon conversion offered and sold hereby, and this sale, and to obtain certain additional information requested by the Seller and Heir. The Seller and Heir are sophisticated investors, and have had the full benefit of advice of competent legal counsel and certified public accountants in connection with the acquisition of the Debenture and any shares upon conversion and the negotiation and execution of this-Agreement. Seller and Heir understand that the Debenture and any shares upon conversion to be transferred herein has not been registered under the Securities Act of 1933, or under any state securities law.

SECTION 8. ISSUANCE OF SHARES ON CONVERSION. As promptly as practicable after-receipt of the notice specified in Section 7 above and the surrender, as therein provided, of the Debenture in the proper form for conversion, the Corporation shall deliver or cause to be delivered to the Holder , a certificate representing the number of fully paid and nonassessable Shares into which such Debenture (or the above referenced portion thereof) may be converted based on the Conversion Price in accordance with the provisions herein. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Debenture shall have been surrendered for conversion, accompanied by such notice so that the rights of the Holder shall cease with respect to such Debenture at such time, and the Holder, to the extent entitled to receive the Shares upon conversion shall be treated for all purposes as having become the record holder of such Shares at such time, provided, however, that no such surrender on any date when the stock transfer books of the Corporation shall be closed shall be effective to constitute the Holder upon such conversion as the record holder of such Shares on such date, but such surrender shall be effective to constitute

PAGE 7 - CONVERTIBLE SUBORDINATED DEBENTURE the Holder as the record holder thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

SECTION 9.          NO ADJUSTMENT FOR INTEREST OR DIVIDENDS.

     A. The exercise of Holder's right to convert the Debenture shall not affect Holder's right to receive accrued but unpaid interest on the Debenture prior to conversion or the Holder's right to receive interest after conversion on that portion of the principal of the Debenture which is not so converted.

     B. Holder shall not be entitled to receive any cash dividend payable on the Corporation's Shares until compliance with the Debenture surrender requirements and issuance of the resulting Shares as set forth above.

SECTION 10. ANTI-DILUTION PROVISIONS. The number and kind of securities purchasable upon the conversion of this Debenture shall be subject to adjustment from time to time after the Corporation's planned "roll-up" transaction, in whatever manner effected, as follows:

10.1 In case the Corporation shall (i) pay a dividend or make a distribution on the outstanding common shares payable in common shares, (ii) subdivide the outstanding common shares into a greater number of shares, (iii) combine the outstanding common shares into a lesser number of shares, or (iv) issue by reclassification of the common shares any common shares of the Corporation, the Holder of this Debenture shall thereafter be entitled, upon conversion, to receive the number and kind of shares which, if this Debenture had been converted immediately prior to the happening of such event, the Holder would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, or combination. Such adjustment shall become effective on the day next following (x) the record date of such dividend or distribution or (y) the day upon which such subdivision, or combination reclassification shall become effective.

10.2 If at any time the Corporation is required to issue shares of its common shares in excess of the number of common shares then authorized, both the Corporation and the Holder shall cooperate in taking any and all steps reasonably necessary to increase the number of authorized common shares of the Corporation to effectuate the purposes of this Section 10.


PAGE 8 - CONVERTIBLE SUBORDINATED DEBENTURE

10.3 Irrespective of any adjustments in the number or kind of shares to be received upon conversion of this Debenture, the form of debentures theretofore or thereafter issued shall continue to express the number and kind of shares as are stated in this debenture.

SECTION 11. CORPORATION TO RESERVE COMMON SHARES. The Corporation covenants that it will at all times after Holder can convert pursuant to Section 6 herein reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued common shares, or its issued common shares held in its treasury, or both, for the purpose of effecting conversions of debentures, the full number of common shares of then deliverable upon the conversion of this Debenture not theretofore converted; and if at any time the number of authorized but unissued common shares shall not be sufficient to effect the conversion of this Debenture, the Corporation will take such corporate action as may in the opinion of its counsel be necessary to increase its authorized but unissued common shares to such number of shares as shall be sufficient for that purpose.

SECTION 12. USURY LAWS. Should the usury laws of any state be deemed applicable with respect to the Debenture, the Corporation will not assert such laws as a defense.

SECTION 13. FRACTIONAL SHARES. Fractional Shares or script representing fractional Shares shall not be issued upon the exercise of this Debenture.

SECTION 14.    ASSIGNMENT, EXCHANGE, OR LOSS OF DEBENTURE.

14.1 Upon presentation and surrender of this Debenture to the Corporation at its principal office with the assignment form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Corporation shall, without charge, execute and deliver a new debenture in the name of either the Payee or Dr. Lori Adelson and this Debenture shall promptly be canceled. The Payee and the Holder is permitted to assign this Debenture or the Shares resulting from the conversion as set forth in Section 6 herein to Dr. Lori Adelson only; therefore, as to the Debenture and the Shares, if any, there are no other permitted assigns of the Payee or the Holder.

14.2 Upon receipt by the Corporation of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this debenture, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification and bond, and (in the case of mutilation) upon surrender and cancellation of this


PAGE 9 - CONVERTIBLE SUBORDINATED DEBENTURE debenture, the Corporation will execute and deliver a new debenture, which shall constitute the same contractual obligation on the part of the Corporation, such that this Debenture so lost, stolen, destroyed, or mutilated shall be considered void and not enforceable by anyone and everyone.

SECTION 15. RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation, either at law or equity. The rights of the Holder are limited to those expressed in this Debenture and are not enforceable against the Corporation except to the extent set forth herein.

SECTION 16. NOTICES. All notices and other communications required or permitted under this Debenture shall be validly given, made, or served if in writing and delivered personally or sent by registered mail, to the Corporation at the following address:

     Paul R. Hoover
     Vice President of Franchise Development
     New York Bagel Enterprises, Inc.
     300 IMA Plaza
     250 North Water
     Wichita, Kansas  67202

     with copy to:

     Gregory B. Klenda, Esq.
     Klenda, Mitchell, Austerman & Zuercher, L.L.C.
     1600 Epic Center
     301 North Main
     Wichita, Kansas 67202-4888

All notices and other communications required or permitted under this Debenture shall be validly given, made or served if in writing and delivered personally or sent by registered mail, to the Holder at the following address:

     Dr. Lori Adelson
     5874 East Ashland Drive
     Nashville, Tennessee 37215

     with copy to:

     Perry A. March, Esq.
     Levine, Mattson, Orr & Geracioti
     210 Third Avenue North
     Nashville, Tennessee 37201


PAGE 10 - CONVERTIBLE SUBORDINATED DEBENTURE

SECTION 17. PRONOUNS. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, as the context requires.

SECTION 18. LAW GOVERNING. This Debenture shall be governed by and construed in accordance with the laws of the State of Oklahoma.

SECTION 19. TITLES AND CAPTIONS. All section titles or captions contained in this Debenture are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Debenture.

SECTION 20. COMPUTATION OF TIME. In computing any period of time pursuant to this Debenture, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

SECTION 21. PRESUMPTION. This Debenture or any section thereof shall not be construed against any party due to the fact that said Debenture or any section thereof was drafted by said party.

SECTION 22. FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Debenture.

SECTION 23. PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

SECTION 24. ATTORNEYS' FEES. If suit or action is instituted in connection with any controversy arising out of this Debenture, or in the enforcement of any rights hereunder, the prevailing party shall be entitled to recover in addition to costs such sums as the court may adjudge as reasonable attorneys' fees, including attorneys' fees of any appeal.

SECTION 25. CORPORATION'S RIGHT TO OFFSET. Corporation shall have the right to offset any amounts due pursuant to the terms of this Debenture against any and all Payee's, Dr. Lori Adelson's and/or Nashville Bagel Co.'s, a Tennessee corporation, breach of their individual or collective representations, warranties and


PAGE 11 - CONVERTIBLE SUBORDINATED DEBENTURE covenants and amounts due to Corporation set forth herein or as contained in that certain Stock Purchase Agreement by and among the Corporation, Payee, Dr. Lori Adelson and Nashville Bagel Co.



IN WITNESS WHEREOF, Paul R. Hoover, as Vice President of New York Bagel Enterprises, Inc., has executed this Debenture to be effective as of the 14th day of December, 1995.


     NEW YORK BAGEL ENTERPRISES, INC.
     an Oklahoma corporation


by:  /s/ Paul R. Hoover
   --------------------------------
     Paul R. Hoover Vice President
     [OFFICER'S NAME & TITLE]




STATE OF TENNESSEE       )
                         )    ss:
County of Davidson       )

     On this 14th day of December, 1995, before me appeared Paul R. Hoover, to me personally known, who being duly sworn did say that he/she is the Vice President of NEW YORK BAGEL ENTERPRISES, INC., the within named Oklahoma corporation, and that the instrument was signed in behalf of said corporation and acknowledged the instrument to be the free act and deed of the corporation.


                         /s/     ??????????
                         ---------------------------------
                         NOTARY PUBLIC FOR TENNESSEE
                         My Commission Expires: 1-20-99
                         My County of Residence is: Davidson


PAGE 12 - CONVERTIBLE SUBORDINATED DEBENTURE